EXHIBIT 10.1

Addendum No.1 to the Employment Agreement between Allied Nevada Gold Corp.

and Scott A. Caldwell, dated January 11, 2008 (the “Agreement”),

made this 29th day of December, 2008.

1.

Employee and the Company acknowledge and agree that for purposes of the definition of “good reason” in Section 4(b), the Employee’s ability to terminate his employment for “good reason” shall commence only if the Employee provides notice to the Company within ninety (90) days of the occurrence of any of the conditions set forth in Sections 4(b)(i)-(iii) and the Company does not remedy any such condition within thirty (30) days of receiving such notice.

2.

Employee and the Company acknowledge and agree that for purposes of any payments that may become due to the Employee under Section 4(e) of the Agreement, all such payments shall be made when due pursuant to the Agreement, but in each case such payments shall be made no later than sixty (60) days following the date of the Employee’s termination of employment with the Company.

3.

This Addendum No.1 to the Agreement is made pursuant to Section 7 of the Agreement which provides that the Agreement may be modified by a written document signed by a Company officer duly authorized by the Board or a member of the Company’s Board of Directors and the Employee.

4.	Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

EMPLOYEE	ALLIED NEVADA GOLD CORP.

/s/ Scott A. Caldwell		/s/ D. Bruce Sinclair
Name: Scott A. Caldwell Date: December 29, 2008	By: Its: Date:	D. Bruce Sinclair Director December 29, 2008